Exhibit 4.4(b)
FIRST AMENDMENT TO THE
NICOR GAS THRIFT PLAN
(as amended and restated effective January 1, 2014)
THIS AMENDMENT to the Nicor Gas Thrift Plan (the “Plan”) is made by Northern Illinois Gas Company (the “Company”).
W I T N E S S E T H :
WHEREAS, the Company maintains the Plan, which is intended to be a tax-qualified retirement plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended, for the benefit of eligible employees; and
WHEREAS, Section 12.1 of the Plan provides that the Company has the authority to amend the Plan at any time; and
WHEREAS, the Company desires to amend the Plan to (i) revise the formula for company matching contributions, and (ii) permit otherwise eligible participants to receive profit sharing contributions if they terminated employment during the year due to death, disability or retirement;
NOW, THEREFORE, the Plan is hereby amended as follows, effective as of January 1, 2014, except as otherwise provided:

1.	Section 1.50 is amended to read as follows:
1.50    Profit Sharing Participant means each Participant who (A) is not eligible to accrue future benefits under the AGL Resources Inc. Retirement Plan or any other defined benefit pension plan maintained by the Affiliates; (B) is a Covered Employee; (C) has reached the first day of the first pay period with his or her Employer after completing at least one Year of Service; and (D) either: (1) is employed by an Employer on the last day of the Plan Year, or (2) terminated employment with the Affiliates during the Plan Year due to death, due to Disability (as defined in Section 7.2(b)), after reaching age 65, or after reaching age 55 and completing 10 Years of Service.

2.	Effective as of January 1, 2016, Section 3.3 is amended to read as follows:
3.3    Employer Matching Contributions. Subject to the following provisions of this Article and Article 6, for each Participant, on whose behalf the Employer makes (with respect to a payroll period or any other payment of Compensation) Employee Tax-deferred, Employee Roth and/or Employee After-Tax Contributions, the Employer will make an Employer Matching Contribution equal to:
(a)    100% of the first 3% of the Participant’s Compensation that is contributed as Employee Tax-deferred, Employee Roth and/or Employee After-Tax Contributions with respect to such payroll period or other payment of Compensation, plus

(b)    75% of the amount over 3% but not in excess of 6% of the Participant’s Compensation that is contributed as Employee Tax-deferred, Employee Roth and/or Employee After-Tax Contributions with respect to such payroll period or other payment of Compensation.

3.	Section 4.2(b) is amended to read as follows:
(b)    Profit Sharing Contributions.
(i)    As of the last day of the Plan Year beginning January 1, 2014, each Profit Sharing Participant will first receive an allocation equal to $750. The remainder of the Employer Profit Sharing Contributions of each Employer for that Plan Year will be allocated among and credited to the Profit Sharing Accounts of Profit Sharing Participants, pro rata based on the Compensation paid to them from the Employer for that Plan Year; provided, however, that only Compensation earned while the Participant is a Profit Sharing Participant will be considered with respect to such allocation of Employer Profit Sharing Contributions.
(ii)    As of the last day of each Plan Year beginning on or after January 1, 2015, the Employer Profit Sharing Contributions of each Employer for that Plan Year will be allocated among and credited to the Profit Sharing Accounts of Profit Sharing Participants, pro rata based on the Compensation paid to them from the Employer for that Plan Year; provided, however, that only Compensation earned while the Participant is a Profit Sharing Participant will be considered with respect to such allocation of Employer Profit Sharing Contributions.

4.	Except as modified herein, the Plan will remain in full force and effect.
IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Amendment on the date written below:

NORTHERN ILLINOIS GAS COMPANY

By:	/s/Martin Friedgood

Name:	Martin Friedgood

Date:	October 6, 2014

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